Exhibit 10.1

Momentive Performance Materials Holdings LLC Long-Term Cash Incentive Plan (the “Plan”)

I.	Purpose of the Plan
To provide key associates employed by subsidiaries of Momentive Performance Materials Holdings LLC (the “Company”) with a performance-based incentive program to drive the achievement of long-term business success.

II.	Definition of Terms
Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Company’s 2011 Equity Incentive Plan.

III.	Eligibility to Participate
Awards under the Plan may be granted only to employees of the Company’s subsidiaries. Each person to whom an award is granted under the Plan is referred to as a “Participant”. Participants are selected based on the scope of their responsibility and contribution in building value for the total enterprise. Participants are nominated by their employer and approved by the employer’s Board of Directors or Compensation Committee (the “Committee”).

IV.	Individual Awards
Awards may be granted under the Plan at any time and from time to time on or prior to the termination of the Plan. The award agreement for each participant will set forth the Participant’s target award and the conditions for payment of such award.

V.	No Right to Award or Grant
The Plan is strictly a voluntary undertaking on the part of the Company and is subject to modification and termination by the Committee at any time, with or without notification to participants. All determinations made by the Company in respect of the Plan will be conclusive and binding on all participants, and shall be given the maximum deference permitted by law.

All payments are subject to applicable restrictions contained in the Company’s and its subsidiaries’ debt and equity financing agreements. If any such restrictions prohibit or otherwise delay payments due to participants in the Plan, then the employer shall have the option to make such payments within thirty (30) days of the date that it is first permitted to make such payments.

Participants and their beneficiaries or heirs shall have no legal or equitable rights, claims or interest in any specific property or assets of the Company. The payment obligations under the Plan shall constitute merely an unfunded and unsecured promise of the Company’s subsidiaries to pay compensation in the future to those Participants to whom there is an obligation under the Plan in accordance with its terms. The rights of the Participants and any beneficiaries or heirs shall be no greater than those of the Company’s and its subsidiaries’ unsecured general creditors.

The Company values its reputation for integrity and honesty. Achieving business results at the expense of violation of the law, regulations, or business ethics or allowing individuals under one’s supervision to behave in this manner is never in the best interest of the Company or its subsidiaries. Accordingly, if ethical or honesty standards of behavior are violated or if any such behavior of personnel under a Participant’s supervision is knowingly condoned, any award to a Participant under the Plan is subject to forfeiture.

VI.	No Evidence or Right of Employment or Service
Nothing contained in the Plan or any other document related to the Plan constitutes an employment or service commitment by the Company or its subsidiaries; affects the employment status of the Participant who is subject to termination without cause; confers upon the Participant any right to remain employed by or in the service of the Company or its subsidiaries; interferes in any way with the right of the Company or its subsidiaries to terminate the Participant’s employment; or to change the Participant’s compensation or other terms of employment at any time.

VII.	Termination
The Plan will terminate on December 31, 2020, unless earlier terminated (the “Termination Date”). No awards may be granted after the Termination Date. Any awards outstanding on the Termination Date shall remain in effect until such award terminates as provided in the applicable award agreement.

VIII.	Code Section 409A Compliance
If any payment of an award pursuant to this Plan or an award agreement would subject the Participant to tax under Section 409A of the Code, the Plan or award agreement shall be modified in the least restrictive manner necessary in order to comply with the provisions of Section 409A, other applicable provisions(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and, in each case, without any material diminution in the value of the payments to an affected Participant.

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Adopted: November 25, 2013
Amended: November 6, 2014